Exhibit 10.39

SALLY BEAUTY HOLDINGS
AMENDED AND RESTATED 2010 OMNIBUS INCENTIVE PLAN

ARTICLE I
PURPOSES

The purposes of the Plan are to foster and promote the long-term financial success of the Company and the Subsidiaries and materially increase shareholder value by (a) motivating superior performance by Participants, (b) providing Participants with an ownership interest in the Company, and (c) enabling the Company and the Subsidiaries to attract and retain the services of outstanding employees, directors, consultants and advisors upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

ARTICLE II
DEFINITIONS

2.1    Certain Definitions.    Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Adjustment Event” means any dividend payable in capital stock, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event affecting the Common Stock.

“Affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person.

“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Deferred Stock Unit, Performance Award, or any other right or interest relating to Common Stock or cash granted pursuant to the Plan, including an Award combining two or more types in a single grant.

“Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee pursuant to the Plan. Award Agreements may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

“Business” has the meaning given in Section 5.4.

“Board” means the Board of Directors of the Company.

“Cause” means, except as otherwise defined in an Award Agreement, with respect to any Participant (as determined by the Committee in its sole discretion) (i) the continued and willful failure of the Participant substantially to perform the duties of his employment or other service for the Company or any Subsidiary (other than any such failure due to the Participant’s Disability); (ii) the Participant’s engaging in willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the Company or any of its Subsidiaries or Affiliates, including, but not limited to, by way of damage to the Company’s or a Subsidiary’s or Affiliate’s reputation or public standing; (iii) the Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; or (iv) the Participant’s material violation or breach of the Company’s or any Subsidiary’s code of conduct or ethics or other Company or Subsidiary policy or rule or the material breach by the Participant of any of his obligations under any written covenant or agreement with the Company or any of its Subsidiaries or Affiliates; provided that, with respect to any Participant who is a party to an employment, change in control or similar agreement with the Company or any Subsidiary, “Cause” if so defined therein shall have the meaning specified in such agreement.

“CD&R Fund” means the Clayton, Dubilier & Rice Fund VII Limited Partnership, a Cayman Islands exempted limited partnership, and any successor or other investment vehicle managed by Clayton, Dubilier & Rice, Inc.

“Change in Control” means the first occurrence of any of the following events after the effective date of the Plan:

(a)   the acquisition by any person, entity or “group” (as defined in section 13(d) of the Exchange Act), other than the Company, a Subsidiary, any employee benefit plan of the Company or a Subsidiary, the CD&R Fund or any Affiliate of the CD&R Fund, of 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(b)   within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (b);

(c)   the merger or consolidation of the Company as a result of which persons who were owners of the voting securities of the Company, immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(d)   the approval by the Company’s shareholders of the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary or a liquidation a result of which persons who were stockholders of the Company immediately prior to such liquidation own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; and

(e)   the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company or the CD&R Fund.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

“Change in Control Price” means the price per share of Common Stock on a fully-diluted basis offered in conjunction with any transaction resulting in a Change in Control, as determined in good faith by the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board, or a subcommittee thereof, which is intended to consist solely of two or more Independent Directors.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” means Sally Beauty Holdings, Inc., a Delaware corporation, and any successor thereto.

“Covered Employee” means a covered employee as defined in Code section 162(m)(3).

“Deferred Stock Unit” means a Participant’s contractual right to receive a stated number of shares of Common Stock or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such shares of Common Stock, under the Plan at the end of a specified period of time.

“Dividend Equivalents” means a right granted to a Participant under Article VIII.

“Disability” means, unless otherwise provided in an Award Agreement, a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of a Participant’s service-related duties for a period of six months or longer and, within 30 days after the Company notifies the Participant in writing that it intends to terminate his employment or other service, the Participant shall not have returned to the performance of his service-related duties on a full-time basis; provided that with respect to ISOs, the term “Disability” shall have meaning assigned to the term “Permanent and Total Disability” by section 22(e)(3) of the Code (i.e., physical or mental disability or infirmity lasting not less than 12 months). The Committee’s reasoned and good faith judgment of Disability shall be final, binding and conclusive, and shall be based on such competent medical evidence as shall be presented to it by such Participant and/or by any physician or group of physicians or other competent medical expert employed by the Participant or the Company to advise the Committee. Notwithstanding the foregoing (but except in the case of ISOs), with respect to any Participant who is a party to an employment, change in control or similar agreement with the Company or any Subsidiary, “Disability” shall have the meaning, if any, specified in such agreement.

“Eligible Participant” means any employee, prospective employee, Non-Employee Director or officer of, or any natural person who is a consultant or advisor to, the Company or any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Executive Officer” means each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under section 16(a) of the Exchange Act.

“Fair Market Value” means, as of any date, the closing price of one share of Common Stock on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of Common Stock are traded or quoted at the relevant time) on the date as of which such Fair Market Value is determined. If there are no Common Stock transactions reported the New York Stock Exchange (or on such other exchange or system as described above) on such date, Fair Market Value shall mean closing price for a share of Common Stock on the immediately preceding day on which Common Stock transactions were so reported.

“Financial Gain” has the meaning given in Section 5.4.

“Full Value Award” means an Award other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of Common Stock (or at the discretion of the Committee, settled in cash valued by reference to Common Stock value).

“Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be a provided to the grantee within a reasonable time after the Grant Date.

“Incumbent Director” means with respect to any period of time specified under the Plan for purposes of determining a Change in Control, the persons who were members of the Board at the beginning of such period; provided, that a director elected, or nominated for election, to the Board as a result of an actual or threatened election contest with respect to the election or removal of directors (“election contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board (“proxy contest”), including by reason of any agreement intended to avoid or settle any election contest or proxy contest, shall not be considered an Incumbent Director.

“Independent Director” means a member of the Board who qualifies at the relevant time as an “independent” director under section 303A of the New York Stock Exchange Listed Company Manual, a “non-employee” director under Rule 16b-3 of the Exchange Act, and an “outside” director under section 162(m) of the Code.

“ISO” has the meaning given in Section 5.1(a).

“New Employer” means a Participant’s employer, or the parent or a subsidiary of such employer, immediately following a Change in Control.

“Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

“NSO” has the meaning given in Section 5.1(a).

“One-Year Date” has the meaning given in Section 5.4.

“Option” means the right granted to a Participant pursuant to the Plan to purchase a stated number of shares of Common Stock at a stated price for a specified period of time.

“Participant” means any Eligible Participant designated by the Committee to receive an Award under the Plan.

“Performance Award” means any award granted under the Plan pursuant to Article VII.

“Performance Period” means the period, as determined by the Committee, during which the performance of the Company, any Subsidiary, any business unit and any individual is measured to determine whether and the extent to which the applicable performance measures have been achieved.

“Permitted Transferee” has the meaning given in Section 13.1.

“Plan” means this Sally Beauty Holdings, Inc. 2010 Omnibus Stock Incentive Plan, as the same may be amended from time to time.

“Prior Plans” means the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan, the Alberto-Culver Company Employee Stock Option Plan of 2003, the Alberto-Culver Company 2003 Restricted Stock Plan, the Alberto-Culver Company 2003 Stock Option Plan for Non-Employee Directors, and the Alberto-Culver Company Employee Stock Option Plan of 1988.

“Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Performance Objectives as set forth in Section 7.3, or (ii) an Option or Stock Appreciation Right.

“Qualified Performance Objectives” means one or more of the criteria set forth in Section 7.3 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

“Replacement Award” means an Award made to employees of companies acquired by the Company or a Subsidiary to replace incentive awards and opportunities held by such employees prior to such acquisition.

“Restricted Stock” means a grant of a stated number of shares of Common Stock to a Participant under the Plan that is forfeitable by the Participant until the completion of a specified period of future service or achievement of specified performance objectives, or until otherwise determined by the Committee or in accordance with the Plan.

“Restricted Stock Unit” means a Participant’s contractual right to receive a stated number of shares of Common Stock or, if provided by the Committee on or after the Grant Date, cash equal to the Fair Market Value of such shares of Common Stock, under the Plan at the end of a specified period of time that is forfeitable by the Participant until the completion of a specified period of future service or achievement of specified performance objectives, or until otherwise determined by the Committee or in accordance with the Plan.

“Retained Award” has the meaning given in Section 10.1.

“Retained Retirement Award” has the meaning given in Section 10.2.

“Retirement” shall be reached, except as otherwise provided in an Award Agreement, when a Participant’s employment with the Company and any Subsidiary terminates and at the time of such termination the sum of such Participant’s age and years of service as an employee of the Company or any Subsidiary equals or exceeds 75 years, and the Participant has at least attained the age of 55. In the case of a Non-Employee Director, “Retirement” means termination as a director after reaching the mandatory retirement age for directors as prescribed by the Company from time to time.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by section 162(m) of the Code or any successor provision thereto.

“Stock Appreciation Right” means, with respect to shares of Common Stock, the right to receive a payment from the Company in cash and/or shares of Common Stock equal to the product of (i) the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over a specified base price fixed by the Committee on the Grant Date, multiplied by (ii) a stated number of shares of Common Stock.

“Subsidiary” means any corporation in which the Company owns, directly or indirectly, stock representing 50% or more of the combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests in such organization.

“Substitute Award” has the meaning given in Section 9.2.

“Wrongful Conduct” has the meaning given in Section 5.4.

“Wrongful Conduct Period” has the meaning given in Section 5.4.

2.2    Gender and Number.    Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III
POWERS OF THE COMMITTEE

3.1    Eligibility and Participation.    Awards may be granted only to Eligible Participants. Eligible Participants who are service providers to a Subsidiary may be granted Options or Stock Appreciation Rights under this Plan only if the Subsidiary qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under section 409A of the Code.

3.2    Power to Grant and Establish Terms of Awards.    The Committee shall have the authority, subject to the terms of the Plan, to determine the individuals from among the Eligible Participants to whom Awards shall be granted, the type or types of Awards to be granted and the terms and conditions of any and all Awards including, but not limited to, the number of shares of Common Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

3.3    Administration.    The Committee shall be responsible for the administration of the Plan. Any Awards granted by the Committee may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee shall have authority to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes. Any determination, interpretation or other action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Committee pursuant to the provisions of the Plan, shall, to the greatest extent permitted by law, be within its sole and absolute discretion and shall be final, binding and conclusive for all purposes and upon all persons and shall be given deference in any proceeding with respect thereto.

3.4    Reservation and Delegation of Administrative Authority.

(a)   The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 3.4(a)) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control. Notwithstanding any of the foregoing, grants of Awards to Non-Employee Directors under the Plan shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors that is approved and administered by a committee of the Board consisting solely of Independent Directors.

(b)   The Board may, by resolution, expressly delegate to a special committee, consisting of one or more Independent Directors of the Company, the authority, within specified parameters as to the number and terms of Awards and consideration of the recommendation of the Chief Executive Officer, to (i) designate Eligible Participants to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to a single Independent Director may not be made with respect to the grant of Awards to Eligible Participants (A) who are subject to section 16(a) of the Exchange Act at the Grant Date, (B) who as of the Grant Date are reasonably anticipated to be become Covered Employees during the term of the Award, or (C) who are Non-Employee Directors. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted. Notwithstanding the foregoing, only the Committee may select, grant, administer, or exercise any other discretionary authority under the Plan in respect of Awards granted to such Participants who are Executive Officers.

3.5    Participants Based Outside the United States.    In order to conform with provisions of local laws and regulations in foreign countries in which the Company or its Subsidiaries operate, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States, (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations, and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any subplan established hereunder.

3.6    Award Agreements.    Each Award shall be evidenced by an Award Agreement. Each Award Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee, including customary representations, warranties and covenants with respect to securities law matters.

ARTICLE IV
STOCK SUBJECT TO PLAN

4.1    Number.    Subject to the provisions of this Article IV, the maximum number of shares of Common Stock available for Awards under the Plan shall not exceed 29,838,524 shares of Common Stock, which shall consist of (i) 15,000,000 shares not previously authorized for issuance under any plan, plus (ii) 1,193,597 shares remaining available for issuance under the Company’s Prior Plans but not subject to outstanding awards as of November 23, 2009, plus (iii) a number of additional shares (not to exceed 13,644,927) underlying awards outstanding as of November 23, 2009 under the Company’s Prior Plans that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. The shares of Common Stock to be delivered under the Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued shares of Common Stock, not reserved for any other purpose.

4.2    Share Counting.    Shares subject to any Award granted hereunder or under any Prior Plan that for any reason are canceled, terminated, expired, forfeited, settled in cash or otherwise settled without the issuance of Common Stock after the effective date of the Plan shall again be available for grant under the Plan, subject to the maximum limitation specified in Section 4.1. Without limiting the generality of Section 4.1 hereof, (i) shares of Common Stock tendered by a Participant (by actual delivery or attestation) to pay the exercise price of any Options or to satisfy any tax withholding obligations pursuant to Section 13.4 shall be available for grant under the Plan, (ii) shares of Common Stock withheld by the Company to satisfy any tax withholding obligations pursuant to Section 13.4 or to pay the exercise price of any Options shall again be available for grant under the Plan, (iii) to the extent that the full number of shares subject to any Award is not issued for any reason, including by reason of failure to achieve maximum performance goals, only the number of shares issued and delivered shall be considered for purposes of determining the number of shares remaining available for issuance pursuant to Awards granted under the Plan, (iv) shares of stock of a New Employer that are granted as Substitute Awards in accordance with Section 9.2 hereof or shares of Common Stock issued in connection with Replacement Awards, shall not count against the shares otherwise available for issuance under the Plan, and (v) subject to applicable stock exchange requirements, shares available under a stockholder-approved plan of a company acquired by the Company (as appropriately adjusted to Common Stock to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or Subsidiaries immediately before such transaction and will not count against the maximum share limitation specified in Section 4.1.

4.3    Individual Award Limitations.    Subject to the provisions of Sections 4.2 and 4.4, the following individual Award limits shall apply:

(a)   During the term of the Plan, the maximum number of shares of Common Stock available for grant as ISOs pursuant to the Plan shall not exceed the maximum limitation specified in Section 4.1;

(b)   During any calendar year, no Participant shall receive Options or Stock Appreciation Rights covering (in the aggregate) more than 4,500,000 shares of Common Stock;

(c)   During any calendar year, no Participant shall receive Restricted Stock, Restricted Stock Units or Deferred Stock Units (other than Performance Awards) covering (in the aggregate) more than 2,000,000 shares of Common Stock; and

(d)   During any calendar year, the maximum amount that may be earned by any single Participant for Performance Awards shall be the sum of (i) $7,000,000 for Performance Awards granted under the Plan and payable in cash or property (other than shares of Common Stock) and (ii) 2,000,000 shares of Common Stock for Performance Awards granted under the Plan and payable in shares of Common Stock. For purposes of applying these limits in the case of multi-year Performance Periods, the dollar amount or number of shares deemed earned in any one calendar year is the total amount paid or shares earned for the Performance Period divided by the number of calendar years in the Performance Period. In applying this limit, the amount of any cash or the Fair Market Value or number of any shares of Common Stock or other property earned by a Participant shall be measured as of the close of the final year of the Performance Period regardless of the fact that certification by the Committee and actual payment or release of restrictions to the Participant may occur in a subsequent calendar year or years.

4.4    Adjustments.    In the event of any Adjustment Event affecting the Common Stock, the Committee shall adjust to reflect such Adjustment Event any or all of (a) the number and kind of shares of Common Stock which thereafter may be awarded or optioned and sold under the Plan (including, but not limited to, adjusting any limits (including the individual limits in Section 4.3) on the number and types of Awards that may be made under the Plan), (b) the number and kind of shares of Common Stock subject to outstanding Awards, and (c) the grant, exercise or conversion price with respect to any Award; in each case as the Committee deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such Adjustment Event. In addition, the Committee may make provisions for a cash payment to a Participant or a person who has an outstanding Award. The number of shares of Common Stock subject to any Award shall be rounded to the nearest whole number. Notwithstanding any anti-dilution provision in the Plan, the Committee shall not make any adjustments to outstanding Options or Stock Appreciation Rights that would constitute a modification or substitution of the stock right under Treas. Reg. §1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of section 409A of the Code.

4.5    Prohibition Against Repricing.    Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors or (ii) as a result of any Adjustment Event, the Committee shall not have the power or authority to reduce, directly or indirectly, and whether through amendment or otherwise, the exercise price of any outstanding Option or base price of any outstanding Stock Appreciation Right or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or Stock Appreciation Rights previously granted.

4.6    Minimum Vesting Requirements.    Except in the case of Replacement Awards or Substitute Awards, Full-Value Awards granted under the Plan to an Eligible Employee shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, (i) the Committee may permit acceleration of vesting of such Full-Value Awards in the event of the Participant’s death, Disability, or Retirement, or the occurrence of a Change in Control (subject to the requirements of Article VII in the case of Qualified Performance-Based Awards), and (ii) the Committee may grant Full-Value Awards covering 10% or fewer of the total number of shares authorized under the Plan without respect to the above-described minimum vesting requirements.

ARTICLE V
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1    Options

(a)    Grant.    Options may be granted to Participants at such time or times as shall be determined by the Committee. Options pursuant to this Plan may be of two types: (i) “incentive stock options” within the meaning of section 422 of the Code (“ISOs”) and (ii) non-statutory stock options (“NSOs”), which are not ISOs. For the avoidance of doubt, ISOs may only be granted to Eligible Participants who are treated as common law employees of the Company or any Subsidiary Corporation (as defined in section 424(f) of the Code). The terms of any ISOs granted under the Plan must comply with the requirements of section 422 of the Code. If all of the requirements of section 422 of the Code are not met, the Option shall automatically become an NSO.

(b)    Exercise Price.    Each Option granted pursuant to the Plan shall have an exercise price per share of Common Stock determined by the Committee; provided that, except in the case of Replacement Awards, such per share exercise price may not be less than the Fair Market Value of one share of Common Stock on the Option Grant Date.

(c)    Exercisability.    The Committee shall determine the time or times at which an Option may be exercised in whole or in part, including a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Common Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to shares of Common Stock equal to the intrinsic value of the Option on such exercise date, less the number of shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested. Except as otherwise provided in this Plan, no Option shall become exercisable prior to a Participant’s completion of one year of service to the Company or any Subsidiary. No Option shall be exercisable on or after the tenth anniversary of its Grant Date.

(d)    Payment.    The Committee shall establish procedures governing the exercise of Options, which procedures shall generally require that written notice of exercise thereof be given and that the exercise price thereof be paid in full at the time of exercise either (i) in cash or cash equivalents, including by personal check, or (ii) in shares of Common Stock or other property (including “cashless exercise arrangements”), in accordance with such other procedures or in such other forms as the Committee shall from time to time determine.

5.2    Stock Appreciation Rights.

(a)    Grant.    Stock Appreciation Rights may be granted to Participants at such time or times as shall be determined by the Committee. No Stock Appreciation Right shall be exercisable on or after the tenth anniversary of its Grant Date.

(b)    Exercise.    The Committee shall determine the time or times at which a Stock Appreciation Right may be exercised in whole or in part, including a provision that a Stock Appreciation Right that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Common Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or shares of Common Stock equal to the intrinsic value of the Stock Appreciation Right on such exercise date, less the cash or number of shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of a Stock Appreciation Right may be exercised or vested. Except as otherwise provided in this Plan, no Stock Appreciation Right shall become exercisable prior to a Participant’s completion of one year of service to the Company or any Subsidiary. No Stock Appreciation Right shall be exercisable on or after the tenth anniversary of its Grant Date.

(c)    Settlement.    Subject to Section 13.4, upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive payment, in the form determined by the Committee, of cash or shares of Common Stock having a Fair Market Value equal to such cash amount, or a combination of shares of Common Stock and cash having an aggregate value equal to such amount, determined by multiplying:

(i)  any increase in the Fair Market Value of one share of Common Stock on the exercise date over the base price fixed by the Committee on the Grant Date of such Stock Appreciation Right, which base price (except in the case of

Replacement Awards) may not be less than the Fair Market Value of a share of Common Stock on the Grant Date of such Stock Appreciation Right, by

(ii)  the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised;

provided that on the Grant Date, the Committee may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a Stock Appreciation Right.

5.3    Design Limits on Options and Stock Appreciation Rights.    Notwithstanding anything in this Plan or any Award Agreement, no Option or Stock Appreciation Right granted under this Plan shall (i) provide for Dividend Equivalents or (ii) have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option or Stock Appreciation Right.

5.4    Forfeiture.    Unless otherwise determined by the Committee at or after the Grant Date, notwithstanding anything contained in this Plan to the contrary, if, (i) during Participant’s service with the Company or any Subsidiary, (ii) during any post-termination exercise period, or (iii) during the period ending one (1) year after the expiration of any post-termination exercise period (the date such period expires, the “One-Year Date”), the Participant, except with the prior written consent of the Committee,

(a)   directly or indirectly, owns any interest in, operates, joins, controls or participates as a partner, director, principal, officer, or agent of, enters into the employment of, acts as a consultant to, or performs any services for any entity which has operations that compete with any business of the Company or any Subsidiary by which the Participant was employed (in any capacity) in any jurisdiction in which such business is engaged, or in which any of the Company or such Subsidiary has documented plans to become engaged of which the Participant has knowledge at the time of the Participant’s separation from service (the “Business”), except where (x) the Participant’s interest or association with such entity is unrelated to the Business, (y) such entity’s gross revenue from the Business is less than 10% of such entity’s total gross revenue, and (z) the Participant’s interest is directly or indirectly less than two percent (2%) of the Business;

(b)   directly or indirectly, solicits for employment, employs or otherwise interferes with the relationship of the Company or any of its Affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of its Affiliates at any time during the Participant’s employment or other service with the Company or any Subsidiary (in the case of any such activity during such time) or during the twelve-month period preceding such solicitation, employment or interference (in the case of any such activity after the Participant’s separation from service); or

(c)   directly or indirectly, discloses or misuses any confidential information of the Company or any of its Affiliates (such activities to be collectively referred to as “Wrongful Conduct”),

then any Options and Stock Appreciation Rights granted to the Participant hereunder, to the extent they remain unexercised, shall automatically terminate and be canceled upon the date on which the Participant first engaged in such Wrongful Conduct and, in such case and in the case of the Participant’s termination for Cause, the Participant shall pay to the Company in cash any Financial Gain the Participant realized from exercising all or a portion of the Options and Stock Appreciation

Rights granted hereunder within the period commencing six (6) months prior to the Participant’s separation from service and ending on the One-Year Date (such period, the “Wrongful Conduct Period”). For purposes of this Section 5.4, “Financial Gain” shall equal, on each date of exercise during the Wrongful Conduct Period, (I) with respect to Options, the excess of (A) the greater of (i) the Fair Market Value on the date of exercise and (ii) the Fair Market Value on the date of sale of the Option shares, over (B) the exercise price, multiplied by the number of shares of Common Stock subject to such Award (without reduction for any shares of Common Stock surrendered or attested to), and (II) with respect to Stock Appreciation Rights, the excess of (A) the Fair Market Value on the date of exercise, over (B) the base price, multiplied by the number of shares of Common Stock subject to such Award. Unless otherwise determined by the Committee at or after the Grant Date, each Award Agreement evidencing the grant of Options and/or Stock Appreciation Rights shall provide for the Participant’s consent to and authorization of the Company and any employer Subsidiary to deduct from any amounts payable by such entities to such Participant any amounts the Participant owes to the Company under this Section 5.4. This right of set-off is in addition to any other remedies the Company may have against the Participant for the Participant’s breach of this Section 5.4. The Participant’s obligations under this Section 5.4 shall be cumulative (but not duplicative) of any similar obligations the Participant has under this Plan, any Award Agreement or any other agreement with the Company or any Subsidiary.

ARTICLE VI
RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS

6.1    Grant.    Restricted Stock, Restricted Stock Units and Deferred Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. No shares of Common Stock will be issued at the time an Award of Restricted Stock Units or Deferred Stock Units is made and the Company shall not be required to set aside a fund for the payment of any such Award.

6.2    Issuance and Restrictions.    Restricted Stock or Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock or Dividend Equivalents on Restricted Stock Units). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

6.3    Additional Provisions Relating to Restricted Stock.

(a)    Legend.    Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(b)    Rights as a Stockholder.    Unless otherwise determined by the Committee at or after the Grant Date, a Participant holding outstanding Restricted Stock shall be entitled (i) to exercise full voting rights and other rights as a stockholder with respect to the shares of Common Stock underlying such Award during the period in which such shares remain subject to restrictions, and (ii) to receive all dividends and distributions paid in respect of shares of Common Stock underlying such Award. In the case of time-vesting Restricted Stock, such dividends and distributions will be paid or distributed to the holder no later than the end of the calendar year in which the dividends are paid to shareholders or, if later, the 15th day of the third month following the date the dividends are paid to shareholders; provided that, if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same restrictions that apply to the Restricted Stock with respect to which they were paid. In the case of Restricted Stock that is granted as a Performance Award, such dividends and distributions shall, as provided in the Award Agreement, either (i) be reinvested in the form of additional shares of Common Stock, which shall be subject to the same performance and vesting provisions as provided for the host Performance Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date, if any, upon which the host Performance Award becomes earned and vested, and any unearned dividends will be reconveyed to the Company without further consideration or any act or action by the Participant.

6.4    Additional Provisions Relating to Restricted Stock Units and Deferred Stock Units.

(a)    No Rights as a Stockholder.    The Committee shall determine whether and to what extent Dividend Equivalents will be credited to the account of, or to paid currently to, a Participant receiving an Award of Restricted Stock Units or Deferred Stock Units. Unless otherwise determined by the Committee at or after the Grant Date, and subject to Article VIII with respect to Restricted Stock Units that are granted as Performance Awards, (i) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Restricted Stock Units or Deferred Stock Units on the record date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date, and such additional Restricted Stock Units or Deferred Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Restricted Stock Units or Deferred Stock Units with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same restrictions as apply to the Restricted Stock Units or Deferred Stock Units with respect to which they were paid. Unless and until shares of Common Stock are paid in settlement of the Restricted Stock Units or Deferred Stock Units, or unless otherwise determined by the Committee at or after the Grant Date, a Participant holding outstanding Restricted Stock Units or Deferred Stock Units shall not be entitled to exercise any voting rights and shall not have any other rights as a stockholder with respect to the shares of Common Stock underlying such Award.

(b)    Settlement of Restricted Stock Units or Deferred Stock Units.    Unless the Committee determines otherwise at or after the Grant Date, as soon as reasonably practicable after the lapse of the restrictions with respect to any Restricted Stock Units or the deferral period for any Deferred Stock Units, the Company shall issue the shares of Common Stock underlying such Restricted Stock Unit or Deferred Stock Unit (plus additional shares of Common Stock for each Restricted Stock Unit or Deferred Stock Unit credited in respect of dividends or distributions) or, if the Committee so determines in its sole discretion, an amount in cash equal to the Fair Market Value of such shares of Common Stock.

ARTICLE VII
PERFORMANCE AWARDS

7.1    In General.    The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards, but may be called by any other appropriate or more specific name in the Award Agreement. The Committee shall establish the performance objectives upon which Performance Awards shall vest, which, in the case of any such Award intended to qualify as a Qualified Performance-Based Award shall be established no later than the 90th day after the applicable Performance Period begins (or such other date as may be required or permitted under section 162(m) of the Code). Subject to Section 4.6, the Performance Period must be at least one year.

7.2    Qualified Performance-Based Awards.    The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption. When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may become a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption.

7.3    Performance Objectives.    The performance objectives for any grant of Performance Awards will be based upon the relative or comparative achievement of one or more of the following criteria (or with respect to Performance Awards that are not intended to be Qualified Performance-Based Awards, such other criteria, as may be determined by the Committee): net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization, including as adjusted as agreed by the Committee); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to plan budgetary levels, market research, product development, products or projects and recruiting and maintaining personnel.

(a)    Rules Relating to Performance Objectives.    Performance objectives need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Performance objectives may be established on a Company-wide basis or with respect to one or more Company business units or divisions, or Subsidiaries; and either in absolute terms, relative to the performance of one or more similarly situated companies, or relative to the performance of an index covering a peer group of companies. Subject to the following sentence, (i) if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or a Subsidiary conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate, and (ii) if a Participant is promoted, demoted or transferred to a different business unit or function during a Performance Period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (A) adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (B) make a cash payment to the participant in an amount determined by the Committee. The foregoing sentence shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (i) was an Executive Officer on the date of the modification, adjustment, change or elimination of the performance goals or performance period, or (ii) in the reasonable judgment of the Committee, may be an Executive Officer on the date the Performance Award is expected to be paid.

(b)    Special Rules relating to Qualified Performance-Based Awards.    When establishing performance objectives for the applicable Performance Period with respect to a Qualified Performance-Based Award, the Committee may provide that any evaluation of performance shall exclude or otherwise be objectively adjusted for any specified circumstance or event that occurs during a Performance Period, including by way of example but without limitation the following: (i) asset write-downs or impairment charges; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30; (vi) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vii) acquisitions or divestitures; and (viii) foreign exchange gains and losses. Any such adjustments shall be prescribed in a form that meets the requirements of section 162(m) of the Code for deductibility.

(c)    Attainment of Performance Objectives.    The payment of any Performance Awards shall be conditioned on the written certification by the Committee that the performance objective or objectives for the applicable Performance Period have been attained. The Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived, in whole or in part, upon (i) the separation from service of a Participant by reason of death or Disability, or (ii) the occurrence of a Change in Control. The Committee has the right, in connection with the grant of a Performance Award (including a Qualified Performance-Based Award), to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

7.4    Newly Eligible Participants.    Notwithstanding anything in this Article VII to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive a Performance Award after the commencement of a Performance Period.

ARTICLE VIII
DIVIDEND EQUIVALENTS

The Committee is authorized to grant Dividend Equivalents with respect to Full Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of shares of Common Stock subject to a Full Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents will be paid or distributed when accrued or will be deemed to have been reinvested in additional shares of Common Stock, or otherwise reinvested. Notwithstanding the preceding sentence, if Dividend Equivalents are granted with respect to a Performance Award, such Dividend Equivalents shall, as provided in the Award Agreement, either (i) be reinvested in the form of additional shares of Common Stock or units equivalent to shares of Common Stock, which shall be subject to the same performance and vesting provisions as provided for the host Performance Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Performance Award becomes earned and vested. Dividend Equivalents credited to a Participant’s account with respect to vested Performance Awards shall be distributed to the Participant at the same time as the distribution of cash or shares under the host Performance Award. A Participant shall have no right to Dividend Equivalents accumulated with respect to Performance Awards that are forfeited, and any such unearned Dividend Equivalents will be reconveyed to the Company without further consideration or any act or action by the Participant. Unless otherwise provided in the applicable Award Agreement, Dividend Equivalents paid on Full Value Awards that are not Performance Awards will be paid or distributed no later than the 15th day of the 3rd month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture.

ARTICLE IX
CHANGE IN CONTROL

9.1    Accelerated Vesting and Payment.

(a)    In General.    Unless the Committee otherwise determines in the manner set forth in Section 9.2, in the event of a Change in Control (i) all Options and Stock Appreciation Rights shall become fully vested and exercisable immediately prior to such Change in Control, (ii) the time-based vesting restrictions on all Restricted Stock and Restricted Stock Units shall lapse immediately prior to such Change of Control, (iii) shares of Common Stock underlying Awards of Restricted Stock Units and Deferred Stock Units (other than Performance Awards) shall be issued immediately prior to such Change in Control to each Participant then holding such Award, or (iv) at the discretion of the Committee (as constituted immediately prior to the Change in Control), each such Option, Stock Appreciation Right, Restricted Stock Unit and Deferred Stock Unit shall be canceled in exchange for an amount equal to the product of (A)(I) in the case of Options and Stock Appreciation Rights, the excess, if any, of the product of the Change in Control Price over the exercise price for such Award, and (II) in the case of Restricted Stock Units and Deferred Stock Units (other than Performance Awards), the Change in Control Price, multiplied by (B) the aggregate number of shares of Common Stock covered by such Award.

(b)    Performance Awards.    Unless the Committee otherwise determines at or after the Grant Date of a Performance Award, in the event of a Change in Control, (i) any Performance Period in progress at the time of the Change in Control for which the Performance Award is outstanding shall end effective upon the occurrence of such Change in Control, (ii) the Participant shall be deemed to have earned a pro rata payout (the “Pro Rata Amount”) equal to the product of (A) such Participant’s target award opportunity with respect to such Award for the Performance Period in question and (B) the payout percentage as indicated in the Award that corresponds as closely as possible to the actual level of achievement of all relevant performance goals against target, measured as of the date of the Change in Control, as determined by the Committee (as constituted immediately prior to the Change in Control), and (iii) the portion of the Performance Award in excess of the Pro Rata Amount shall be forfeited and canceled as of the effective time of such Change in Control. Notwithstanding the foregoing, at the discretion of the Committee (as constituted immediately prior to the Change in Control), all Performance Awards outstanding immediately prior to the Change in Control shall be canceled upon the Change in Control in exchange for an amount equal to the product of (A) the Change in Control Price, multiplied by (B) the aggregate number of shares of Common Stock covered by such Performance Award.

(c)    Timing of Payments.    Payment of any amounts calculated in accordance with Sections 9.1(a) and (b) shall be made in cash or, if determined by the Committee (as constituted immediately prior to the Change in Control), in shares of the common stock of the New Employer having an aggregate fair market value equal to such amount and shall be payable in full, as soon as reasonably practicable, but in no event later than 30 days, following the Change in Control, subject to Section 13.8. For purposes hereof, the fair market value of one share of common stock of the New Employer shall be determined by the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control), in good faith.

9.2    Substitute Awards.    Notwithstanding Section 9.1, no cancellation, termination, acceleration of exercisability or vesting, lapse of any restrictions or settlement or other payment shall occur with respect to any outstanding Award (other than a Performance Award), if the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control) reasonably determines, in good faith, prior to the Change in Control that such outstanding Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award being hereinafter referred to as an “Substitute Award “) by the New Employer, provided that any Substitute Award must:

(i)  be based on shares of common stock that are traded on an established U.S. securities market;

(ii)  provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or more favorable to the Participant than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or more favorable exercise or vesting schedule and identical or more favorable timing and methods of payment;

(iii)  have substantially equivalent economic value to such Award (determined at the time of the Change in Control); and

(iv)  have terms and conditions which provide that in the event that the Participant suffers an involuntary separation from service from the New Employer within two years following the Change in Control, or such other period specified by the Committee, any conditions on the Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Award held by such Participant shall be waived or shall lapse, as the case may be, upon such separation from service.

9.3    Separation from Service Prior to Change in Control.    In the event that any Change in Control occurs as a result of any transaction described in clause (c) or (e) of the definition of such term, any Participant whose employment or other service is terminated due to death or Disability on or after the date, if any, on which the shareholders of the Company approve such Change in Control transaction, but prior to the consummation thereof, may be treated, solely for purposes of this Plan (including, without limitation, this Article IX), as continuing in the Company’s service until the occurrence of such Change in Control, and to have been terminated immediately thereafter.

ARTICLE X
SEPARATION FROM SERVICE

10.1    Death or Disability.    Unless otherwise determined by the Committee at or after the Grant Date, if a Participant’s separates from service by reason of such Participant’s death or Disability:

(a)   the portion of that Participant’s Stock Options and Stock Appreciation Rights that would have become vested and exercisable on the next vesting date after the date of such Participant’s termination shall become immediately exercisable in full and the Award as so vested may be exercised by the Participant (or the Participant’s beneficiary or legal representative) until the earlier of (i) the twelve-month anniversary of the date of such separation from service, and (ii) the expiration of the term of such Award, and any additional portion of such Award that is not then exercisable shall be forfeited and canceled as of the date of such separation from service;

(b)   the time-based vesting restrictions with respect to any Awards of Restricted Stock or Restricted Stock Units then held by such Participant that would have lapsed on the next vesting date after the date of such Participant’s separation from service shall lapse as of the date of such separation from service, and the unvested portion of each such Award shall be forfeited and canceled as of the date of such separation from service; and

(c)   the Participant or, as the case may be, the Participant’s estate, shall retain a portion of his Performance Awards equal to the number of shares or units underlying each Award multiplied by a fraction, the numerator of which is the number of days elapsed from the commencement of the applicable Performance Period through the date of the Participant’s separation from service, and the denominator of which is the number of days in such Performance Period (each a “Retained Award”), and the remainder of each Award shall be forfeited and canceled as of the date of such separation from service. The Retained Award shall vest upon completion of the applicable Performance Period to the extent that applicable performance objectives are attained.

10.2    Retirement.    Unless otherwise determined by the Committee at or after the Grant Date, if a Participant separates from service by reason of such Participant’s Retirement, then

(a)   if the Participant agrees to be bound by certain restrictive covenants, including non-competition, non-solicitation, non-disclosure and non-disparagement covenants as determined in the sole discretion of the Company, during the three-year period following the Participant’s Retirement:

(i)  such Participant’s unvested Options and Stock Appreciation Rights shall continue to become exercisable in accordance with their respective terms during such three-year period as if such Participant’s employment or other service had not terminated, and all of such Participant’s exercisable Options and Stock Appreciation Rights (including those that become exercisable pursuant to the immediately preceding clause) may be exercised by the Participant (or the Participant’s beneficiary or legal representative) until the earlier of (A)(i) the third anniversary of the Participant’s Retirement or (ii) if the Participant dies prior to the third anniversary of the Participant’s Retirement, the twelve-month anniversary following the date of the Participant’s death, and (B) the expiration of the term of such Options or Stock Appreciation Rights. Upon the expiration of such period, all Options and Stock Appreciation Rights not previously exercised by the Participant shall be forfeited and canceled;

(ii)  any time-based vesting restrictions with respect to such Participant’s Restricted Stock and Restricted Stock Units shall continue to lapse in accordance with their respective terms during such three-year period as if such Participant’s employment or other service had not terminated;

(iii)  such Participant shall retain a portion of his Performance Awards equal to the number of shares or units underlying each Performance Award multiplied by a fraction, the numerator of which is the number of days elapsed from the commencement of the applicable Performance Period through the date of his Retirement, and the denominator of which is the number of days in such Performance Period (each a “Retained Retirement Award”), and the remainder of each Award shall be forfeited and canceled as of the date of such Retirement. Subject to the Participant’s compliance with such covenants, the Retained Retirement Awards shall vest upon completion of the applicable Performance Period for such Retained Retirement Award to the extent that applicable performance objectives are attained; and

(iv)  if (A) the Participant violates any such restrictive covenants during the applicable three-year period, as determined by the Committee in its sole discretion, or (B) following the date of the Participant’s Retirement, circumstances exist such that the Participant’s employment or other service could have been terminated for Cause, in each case, then, as of the date of such violation, (1) all Options and Stock Appreciation Rights granted to such Participant, whether or not then exercisable, shall be immediately forfeited and canceled, (2) all unvested time-based Restricted Stock and Restricted Stock Units held by the Participant shall be immediately forfeited and canceled, and (3) all unvested Performance Awards shall be immediately forfeited and canceled.

(b)   if the Retiring Participant elects not to be bound by the restrictive covenants described in subsection (a) above, then

(i)  any Options and Stock Appreciation Rights held by the Participant that are exercisable as of the date of Retirement may be exercised until the earlier of (A) the twelve-month anniversary of the date of Retirement, and (B) the expiration of the term of such Award, and any additional portion of such Award that is not then exercisable shall be forfeited and canceled as of the date of such Retirement;

(ii)  any unvested Restricted Stock and Restricted Stock Units held by the Participant shall be forfeited and canceled as of the date of such Retirement; and

(iii)  any unvested Performance Awards held by the Participant shall be forfeited and canceled as of the date of such Retirement.

10.3    For Cause.    Unless otherwise determined by the Committee at or after the Grant Date, if a Participant’s employment or other service is terminated by the Company or any Subsidiary for Cause (or if, following the date of termination of the Participant’s service for any reason, the Committee determines that circumstances exist such that the Participant’s service could have been terminated for Cause), any Awards granted to such Participant, whether or not then exercisable in the case of Options and Stock Appreciation Rights, shall be immediately forfeited and canceled as of the date of such termination.

ARTICLE XI
STOCKHOLDER RIGHTS

Notwithstanding anything to the contrary in the Plan, no Participant or Permitted Transferee shall have any voting or other rights as a stockholder of the Company with respect to any Common Stock covered by any Award until the shares of Common Stock have been registered in such person’s name, or in street name on his behalf, on the books of the Company. No adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such registration.

ARTICLE XII
EFFECTIVE DATE, AMENDMENT, MODIFICATION,
AND TERMINATION OF PLAN

The Plan shall be effective upon its adoption by the Board and approval by a majority of the stockholders of the Company, and shall continue in effect, unless sooner terminated pursuant to this Article XII, until the tenth anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date). The Board or the Committee may at any time terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a meeting of shareholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification to the Plan may (i) materially increase the benefits accruing to participants under the Plan, (ii) except as otherwise expressly provided in Section 4.4, materially increase the number of shares of Common Stock subject to the Plan or the individual Award limitations specified in Section 4.3, (iii) modify the restrictions provided in Section 4.5, or (iv) materially modify the requirements for participation in the Plan. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1    Nontransferability of Awards.    No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) in its sole discretion a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests (individually, a “Permitted Transferee”). Notwithstanding the foregoing, no such transfer shall be approved that would result in accelerated taxation of an Award. Except to the extent required by law, no Award shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

13.2    Beneficiary Designation.    Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his estate.

13.3    No Guarantee of Employment or Participation.    Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or other service at any time, nor to confer upon any Participant any right to continue in the service of the Company or any Subsidiary. No Eligible Participant shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

13.4    Tax Withholding.    The Company shall have the right and power to deduct from all amounts paid to a Participant in cash or shares (whether under this Plan or otherwise) or to require a Participant to remit to the Company promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award under this Plan. In the case of any Award satisfied in the form of shares of Common Stock, no shares of Common Stock shall be issued unless and until arrangements satisfactory to the Committee shall have been made to satisfy the statutory minimum withholding tax obligations applicable with respect to such Award. The Company may defer payments of cash or issuance or delivery of Common Stock until such requirements are satisfied. Without limiting the generality of the foregoing, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Participants to elect to tender, shares of Common Stock (including shares of Common Stock issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld (provided that such amount withheld by the Company shall not be in excess of the minimum amount required to satisfy the statutory withholding tax obligations).

13.5    Compliance with Legal and Exchange Requirements.    The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Common Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of shares of Common Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such shares of Common Stock or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of shares of Common Stock in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue shares of Common Stock in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or shares of Common Stock issuable thereunder) that shall lapse because of such postponement.

13.6    Indemnification.    Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

13.7    No Limitation on Compensation.    Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

13.8    409A Compliance.

(a)    In General.    The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on participants of immediate tax recognition and additional taxes pursuant to such section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event such section 409A applies to any such Award in a manner that results in adverse tax consequences for the participant or any of his beneficiaries or transferees.

(b)    Definitional Restrictions.    Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award Agreement by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability or separation from service as applicable.

(c)    Allocation among Possible Exemptions.    If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. §1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the head of the human resources function) shall determine which Awards or portions thereof will be subject to such exemptions.

(d)    Six-Month Delay in Certain Circumstances.    Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. §§1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)  the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

(ii)  the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(e)    Installment Payments.    If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. §1.409A-2(b)(2)(iii) (or any successor thereto).

(f)    Timing of Distribution of Dividend Equivalents.    Unless otherwise provided in the applicable Award Agreement, any Dividend Equivalents granted with respect to an Award hereunder (other than Options or Stock Appreciation Rights, which shall have no Dividend Equivalents) will be paid or distributed no later than the 15th day of the 3rd month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture.

13.9    Forfeiture Provisions.    The Committee may retain the right in any Award Agreement or otherwise to cause a forfeiture of the some or all of the amount realized by a Participant with respect to an Award in the event (i) the Participant violates one or more restrictive covenants, to the extent specified in such Award Agreement applicable to the Participant, or (ii) the vesting of or amount realized from a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.

13.10    Governing Law.    The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflict of laws which would require application of the law of another jurisdiction, except to the extent that the corporate law of the State of Delaware specifically and mandatorily applies.

13.11    Severability; Blue Pencil.    In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

13.12    No Impact On Benefits.    Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

13.13    No Constraint on Corporate Action.    Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any Subsidiary to take any action which such entity deems to be necessary or appropriate.

13.14    Headings and Captions.    The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

13.15     Compensation Recoupment Policy.  Awards granted under this Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the recipent of such award.